Exhibit 99.1
NEWS
MEDIA CONTACTS:
Bob Pearson, David Frink
(512) 728-3256, (512) 728-2678
bob_pearson@dell.com
david_frink@dell.com
INVESTOR CONTACTS:
Lynn A. Tyson, Robert Williams
(512) 723-1130, (512) 728-7570
lynn_tyson@dell.com
robert_williams@dell.com
DELL RECEIVES NASDAQ NOTICE DUE TO DELAY IN FILING OF FORM 10-Q
ROUND ROCK, Texas, Sept. 17, 2007 — Dell announced today that the company has received, as expected, a NASDAQ Staff Determination letter indicating that the company is not in compliance with the NASDAQ continued listing requirements set forth in Marketplace Rule 4310(c) (14). Dell received this Staff Determination on Sept. 14, 2007 due to the delayed filing of the company’s Form 10-Q for the second quarter of fiscal 2008, which ended Aug. 3, 2007.
     The company previously announced receipt of NASDAQ Staff Determination letters relating to the delayed filing of its Quarterly Reports on Form 10-Q for the periods ended Aug. 4, 2006, Nov. 3, 2006, and May 4, 2007, and its Annual Report on Form 10-K for its fiscal year ended Feb. 2, 2007.
     As previously announced, on Aug. 17, 2007 the Board of Directors of The NASDAQ Stock Market LLC issued its decision to give the company until Nov. 12, 2007 to file its past due periodic reports and regain compliance with NASDAQ’s listing requirements. The company expects to file all its past due periodic reports on or before that date.
About Dell
Dell Inc. (NASDAQ:DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 25 on the Fortune 500. For more information, visit www.dell.com. To get Dell news direct, visit www.dell.com/RSS.
# # #
Dell is a trademark of Dell Inc.
Dell disclaims any proprietary interest in the marks and names of others.
Special Note:
Statements in this press release that relate to future events are forward-looking statements based on Dell’s current expectations. Dell’s expectations regarding the filing date for its past due periodic reports may differ materially from the actual filing date because of a number of risks and uncertainties, including the risk that additional information may arise during the completion of the company’s work on the previously announced restated financial statements, the independent auditor’s review of the investigation and completion of its audit work, and the Audit Committee’s final review of the investigation and the restated financial statements, or as a result of other subsequent events; and any additional issues or matters arising from the ongoing Securities and Exchange Commission investigation. Additional discussion of factors affecting Dell’s business and prospects is contained in Dell’s periodic filings with the Securities and Exchange Commission.